Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated January 31, 2025, relating to the consolidated financial statements of T-Mobile US, Inc. and the effectiveness of T-Mobile US, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of T-Mobile US, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

May 20, 2025